Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
The viaLink Company

We consent to incorporation by reference in registration statements (No. 333-5912) on Form S-3, (No.333-41320) on Form S-8, and (No. 333-101523) on Form S-2 of The viaLink Company of our report dated March 5, 2004, relating to the consolidated balance sheets of The viaLink Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-KSB of The viaLink Company.

Our report dated March 5, 2004, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Dallas, Texas
April 28, 2004